SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 20, 2009

Intelligroup, Inc.
(Exact Name of Registrant as Specified in Charter)

New Jersey	0-20943	11-2880025
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

5 Independence Way
Princeton, NJ	08540
(Address of Principal Executive Offices)	(Zip Code)

(646) 810-7400
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e). Compensatory Arrangements of Certain Officers.

Incentive-based Cash Awards

     On February 20, 2009, the Company approved the Annual Cash Incentive Plan for fiscal 2009 (the “2009 Plan”) in which certain members of the senior management team, including the Company’s Named Executive Officers, may be eligible to participate. The 2009 Plan was approved pursuant to resolutions duly adopted by the compensation committee (the “Committee”) of the Company’s board of directors (the “Board”) and the plan participants are subject to further approval by the Committee. The 2009 Plan provides for, among other things, (i) the incentive-based cash awards shall be determined based upon the EBITDA achieved during the applicable fiscal year relative to the EBITDA achieved during the immediately preceding fiscal year and relative to the target EBIDTA for the applicable fiscal year (for purposes of the 2009 Plan when calculating EBITDA the Company shall exclude stock option expense from such calculation) , (ii) ten percent (10%) of any incremental increase in EBITDA from 2008 to 2009 and thirty percent (30%) of any incremental EBITDA achieved over the target EBITDA for fiscal 2009 shall be allocated for the payment of incentive-based cash awards to be paid pursuant to the Plan and (iii) the bonuses awarded pursuant to the 2009 Plan shall be payable in two equal annual installments commencing after close of fiscal 2009, subject to continued employment of the plan participants at the time of payment.

     The Committee further approved incentive-based cash awards for its senior management team, including its Named Executive Officers with respect to fiscal 2008. Such incentive-based cash awards approved for fiscal 2008 were determined in accordance with the principles of the 2009 Plan, except that such cash awards were reduced to fifty percent of the amount calculated pursuant to the 2009 Plan. Pursuant to such Committee approval, members of the Company’s senior management team, including each of its Named Executive Officers, received incentive-based cash awards payable in two equal installments as follows: $24,085 payable now and $24,085 payable by the end of 2009, subject to their continued employment.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INTELLIGROUP, INC.

By:	/s/ Alok Bajpai

Name:	Alok Bajpai
Title:	Treasurer and CFO

Date: February 25 , 2009